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                                                                    EXHIBIT 10.3

                         THE PRINCETON REVIEW GLOSSARY

In many documents and agreements used by The Princeton Review, we use certain terms. In order that all of those documents refer to the same things in the same way, we have created this Glossary.

1) "Agreed Value" is the fair market value of the Company as determined by the Company through the valuation committee set up in the Stockholder's Agreement.

2)   "Board" shall mean the Board of Directors of the Company.

3)   "Cause" shall mean:

     a) dishonesty or the willful engaging by an employee in illegal conduct, if such acts materially injure the company;

     b) the willful and continued failure of an employee to perform the material duties of his or her employment (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the employee which identifies the manner in which the employee has not substantially performed his or her duties;

     c) the willful engaging by an employee in gross misconduct in connection with the performance of his or her duties which is materially injurious to his or her employer; or

     d) disloyalty towards the Company which results in material harm to the Company, which specifically shall include, but not be limited to, actions which are inconsistent with the fiduciary duty owed TPR arising by law from employment as an officer and agent of TPR;

     e) provided however, that prior to termination for cause, the employee shall have a reasonable opportunity to be heard before a special meeting of the Board of Directors.

4)   A "Change in Control" shall mean:

     a) an acquisition or acquisitions of 30% or more of the Company's then issued and outstanding voting stock, with preferred stock on an as-converted basis, that results in a change in the CEO or Chairman of the Board, by an outside entity or entities (as defined below);

     b) a merger or consolidation of the Company, unless (1) following the transaction, former stockholders of the Company continue to hold at least 50% of the voting


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          stock of the surviving entity or (2) the transaction is effected to implement a recapitalization in which no outside entity or entities acquire control of 50% or more of the Company's voting stock;

     c) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period);

     d) a liquidation or dissolution of the Company, or sale of substantially all of its assets to an outside entity or entities; or

     e) the execution of a binding agreement which, if consummated, would result in a Change in Control as defined above;

          i) provided, that, notwithstanding anything to the contrary in the foregoing, neither the initial public offering of the common stock of the Company, nor the temporary holding of Company securities by an underwriter pursuant to an offering of such securities, shall be deemed to constitute, or otherwise be treated as, a Change in Control.

          ii) For purposes of this definition, an "outside entity" includes "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 as of April 1, 2000. Notwithstanding anything to the contrary in the foregoing, an "outside entity" shall not include SG Capital Partners, L.L.C.

5) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

6)   "Common Stock" shall mean the common stock of the Company.

7) "Committee" shall mean the Compensation Committee of the Board or such other committee appointed either by the Board or by such Compensation Committee to administer the Plan.

8)   "Company" shall mean The Princeton Review, Inc.

9) "Deferral Period" shall mean the period during which receipt of an award of Deferred Stock shall be deferred.

10) "Deferred Stock" shall mean an award of deferred stock granted to an employee under the Stock Incentive Plan.

11)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.


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12)  "Incentive Stock Option" shall mean a Stock Option that is an "incentive stock option" within the meaning of Section 422 of the Code.

13) "Fair Market Value" shall mean the closing sale price of the Stock on a given date as reported on the NASDAQ, or such other national securities exchange as may be designated by the Company, or, in the event that the Stock is not listed for trading on a national securities exchange but is quoted on an automated system, on such automated system. Until the Company is public, Fair Market Value shall be set to the Agreed Value.

14) "Non-Qualified Stock Option" shall mean a Stock Option which is not an Incentive Stock Option.

15)  "Reassigned" shall mean:

     a) a material detrimental change in an employee's duties, titles or reporting responsibilities from those in effect;

     b) the relocation of the employee by more than 50 miles from the office at which he or she was based, or, if the employee consents to relocation, the failure by TPR to pay the Executive's reasonable moving expenses and indemnify him or her against loss realized in the sale of his or her principal residence in connection with the relocation;

     c)   TPR's failure to have any successor assume the Agreement; or

     d)   any other material breach by TPR of the Agreement.

16) "Related Company" shall mean any affiliate of the Company designated as such by the Committee.

17) "Restricted Stock" shall mean an award of shares of Stock granted to an employee pursuant to the Stock Incentive Plan.

18)  "Stock" shall mean the common stock of the Company.

19) "Stock Incentive Plan" shall mean The Princeton Review, Inc. 2000 Stock Incentive Plan, or any successor plan thereto.

20) "Stock Option" shall mean an award to purchase shares of Stock granted to an employee pursuant to The Princeton Review's Stock Incentive Plan, which may be either a Non-Qualified Stock Option or an Incentive Stock Option.


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